EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-174266 and 333-193336, including a base prospectus dated April 16, 2010 and a base prospectus dated May 26, 2011) and on Form S-8 (File No. 333-178970) of Zion Oil & Gas, Inc. of our report dated March 6, 2014 with respect to the audited financial statements of Zion Oil & Gas, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectuses, which is part of the Registration Statements on Form S-3.

/s/ Malone Bailey, LLP
www.malone-bailey.com
Houston, Texas
March 6, 2014